Exhibit B

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NEES ENERGY, INC.
Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Periods Ended June 30, 2001
(Unaudited, Subject to Adjustment)

				Twelve
	Quarter	Months
			-------	-------
INCOME


	Revenue	$   0	$   0
			-----	-----
	Total income	0	0
			-----	-----


EXPENSES

	Operating expenses
		General and administrative expenses	10	132
		Income tax	(7)	(50)
			-----	-----
	Total operating expenses	3	82
			-----	-----

	Operating income (loss)	(3)	(82)

	Other income (expense)
		Goodwill amortization	0	160
		Other	(17)	(23)
			-----	-----
	Other income (expense) net	(17)	137
			-----	-----

Net income (loss)	(20)	55

Accumulated deficit at beginning of period	(128)	(203)
			-----	-----
Accumulated deficit at end of period	$(148)	$(148)
			=====	=====




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